                           STOCK PURCHASE AGREEMENT
                           ------------------------


     THIS STOCK PURCHASE AGREEMENT (the "Agreement" as herein defined), is entered into as of this 1st day of October, 1996 by and among Eduardo Eurnekian and Natalio Wende (collectively, the "Stockholders", and individually, a "Stockholder" as herein defined) owners of all the shares and votes of the Common Stock (the "Common Stock") of Oeste Cable Color S.A. (face value $ 100 per share) an Argentine Corporation (Sociedad Anonima) (the "Company" as defined hereinafter), and Cablevision S.A. an Argentine corporation ("Buyer").


                                   RECITALS
                                   --------


     A. The Stockholders and certain additional stockholders (Stockholders and additional stockholders, "the Sellers") executed on April 25th, 1995 with TCI International Holdings, Inc. (now Tele-Communications International, Inc.) ("TINTA") an amended and restated stock purchase agreement (the "Amended and Restated Stock Purchase Agreement") for the acquisition of 51% of the capital stock of Buyer, Construred S.A. and Univent's S.A. and the 10,20% of Televisora Belgrano S.A., with an option for the acquisition of an additional 29% (the "Option").


     B. Pursuant to the Amended and Restated Stock Purchase Agreement TINTA was granted the right to acquire 51% of the Company and an option to acquire an additional 29% in the Company.


     C. On May 23, 1996 TINTA notified Sellers of its exercise of its right to acquire 51% of the Company.


     D. Buyer and Sellers have agreed that the exercise of TINTA's right will be accomplished by Buyer's purchasing 100% of the issued and outstanding capital stock of OCC (except 1 share) and that said additional share be owned jointly by TINTA and Eduardo Eurnekian by holding 51% and 49% of said share, respectively. Such 51% interest in such one additional share will be transferred to

TINTA at no additional cost and pursuant to this Agreement. For the sole purpose its ownership of such one share, TINTA will also execute this Agreement.


     E. The Stockholders own all the issued and outstanding shares of the Company which represent one hundred per cent (100%) of the Common Stock and votes (the "Shares").


     F. Buyers desire to purchase the Shares from the Stockholders and Stockholders desire to transfer the shares to Buyers, in accordance with the terms of this Agreement. The transfer of the additional share referred to in Recital D. above is also included in this Agreement.


     NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein the parties hereto agree as follows:


DEFINITIONS
-----------

For purposes of this Agreement, the following terms shall have the following meanings:

"Agreement": this Stock Purchase Agreement and its exhibits and schedules.

"Assets": All properties, privileges, rights, interests and claims, real and personal, tangible and intangible, of every type and description that are owned, leased, held, used or useful in the Company Business in which Stockholders or Company have any right, title or interest or in which Stockholders or Company have acquired any right, title or interest on or before the Closing Date, including Governmental Permits, Company Contracts, Equipment and Real Property except as provided in Exhibit 1.

"Balance Sheet Date": shall mean the date of August 31, 1996.

"Base Purchase Price": shall be that defined in Section 1.2.

"Basic Services": the transmission of cable television programming sold to Company subscribers as a package, for which subscribers pay a fixed monthly fee to Company. Basic Services does not include pay per view such as "Clasico del Domingo" or the like.

"Closing": means the consummation of the transactions contemplated by this Agreement, the date of which is referred to as the Closing Date.

"Closing Date": meaning the day hereof, provided that the Conditions Precedent referred to in Articles IV and V are met or waived, or such other date as the parties mutually agree.

"COMFER": meaning the Comite Federal de Radiodifusion of Argentina.

"COMFER Approval": shall mean all necessary authorizations, or consents from COMFER required to consummate the transactions contemplated by this Agreement and/or the obligations assumed and/or provisions contained herein.

"Company": meaning Oeste Cable Color S.A..

"Company Contracts": All contracts and agreements, other than Governmental Permits, pertaining to ownership, operation and maintenance of the Assets or the Company Business.

"Company Business": meaning the operation of a complete cable television reception and distribution System located in the cities of Ramos Mejia, Ciudadela, Villa Luzuriaga, Haedo, Moron, Castelar, Ituzaingo, Villa Tesei, Hurlingham, Ciudad Jardin, Caseros, Villa Bosch, Martin Coronado, Merlo, San Antonio de Padua, San Andres, San Martin and Palomar, all in the Province of Buenos Aires.

"EBS": For the purposes of determining the Base Purchase Price and the adjustments to the same, the Stockholders and the Buyer define EBS's as the number derived by dividing (a) the total income in pesos received by the Company for Basic Services and recurring monthly charges for additional outlets during August, 1996, including all payments for more than one period for such charges if paid in such month, by (b) U.S.$ 29,75. Notice is made that there is no V.A.T. applicable in relation to the income in pesos and that the same will not be considered in relation to the definition established herein and will therefore not be included in the calculation of "total income in pesos". Within 90 days as from Closing Date the amount of EBS will be adjusted as of the Closing Date for the sole purpose of including in the calculation of the Base Purchase Price only those subscribers whose Basic Services were installed before Closing and who have paid their first regularly scheduled billing for Basic Services after the Closing, and excluding from the said calculation only all those subscribers who as of the Closing Date had paid their first Basic Service billing and who had not paid their second Basic Service billing after the Closing Date.

"Encumbrances": any mortgage, lien, security interest, security agreement, conditional sale or other title retention agreement, limitation, pledge, option, charge, assessment, restrictive agreement, restriction, encumbrance, adverse interest, restriction on transfer or any exception to or defect in title or other ownership interest (including reservations, rights of way, possibilities of reverter, encroachments, easements, rights of entry, restrictive covenants, leases and licenses).

"Equipment": all electronic devices, trunk and distribution coaxial and optical fiber cable, amplifiers, power supplies, conduit, vaults and pedestals, grounding and pole hardware, subscriber's devices (including converters, encoders, decoders, transformers behind television sets and fittings), headend hardware (including origination, earth stations, transmission and distribution system), test equipment, vehicles and other tangible personal property owned, leased, used or held for use in the Company Business, except as provided in
Exhibit 1.

"Environmental Laws": any Legal Requirement relating to pollution or protection of public health, safety or welfare or the environment, including those relating to emissions, discharges, releases or threatened releases of Hazardous Substances into environment (including ambient air, surface water, ground water or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling or Hazardous Substances.

"GAAP": generally accepted accounting principles in force in the Argentine Republic as from time to time.

"Governmental Authorities": (i) The Republic of Argentina, (ii) any state, territory or possession of the Republic of Argentina and any political subdivision thereof (including counties, municipalities and the like), (iii) any foreign (as to the Republic of Argentina) sovereign entity and any political subdivision thereof or (iv) any agency, authority or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission or board, including, but not limited to, the COMFER.

"Governmental Permits": all franchises, approvals, authorizations, permits, licenses, easements, registrations, qualifications, leases, variances and similar rights obtained from any Governmental Authority.

"Hazardous Substances": any pollutant, contaminant, chemical, industrial, toxic, hazardous or noxious substance or waste which is regulated by law 24.051 or any other Argentine Regulation or by any Governmental Authority, including (a) any petroleum or petroleum compounds (refined or crude), flammable substances, explosives, radioactive materials or any other materials or pollutants which pose a hazard or potential hazard to the Real Property or to Persons in or about the Real Property or cause the Real Property to be in violation of any laws, regulations or ordinances of federal, state or applicable local governments, (b) asbestos or any asbestos-containing material of any kind or character, (c) polychlorinated biphenyls, (d) any materials or substances designated as "hazardous substances" pursuant to Governmental Authorities regulation, (e) "chemical substance", "new chemical substance" or "hazardous chemical substance or mixture" pursuant to Governmental Authorities regulation, (f) "hazardous substances" pursuant to Governmental Authorities regulation, and (g) "hazardous waste" pursuant to Governmental Authorities regulation.

"Legal Requirements": any statute, ordinance, code, law, rule, regulation, order or other requirement, standard or procedure enacted, adopted or applied by any Governmental Authority, including judicial decisions applying common or civil law or interpreting any other Legal Requirement.

"Liabilities": those items classified as liabilities on the Company's balance sheet or in the Financial Statements prepared in accordance with GAAP on the Closing Date or Balance Sheet Date, as the context requires.

"Persons": any natural person, corporation, partnership, trust, unincorporated organization, association, limited liability company, Governmental Authority or other entity.

"Real Property": all Assets consisting of realty, including appurtenances, improvements and fixtures located on such realty, and any other interests in real property, including fee interests (if any) in Company's offices and headend sites and leasehold interests and easements, except as provided in Exhibit 1.

"Required Consents": all franchises, licenses, approvals and consents required under Governmental Permits, Company Contracts or otherwise for (a) Stockholders to transfer the Shares and control of the Company Business to Buyer, (b) Buyer to con duct the Company Business and to own the Shares and to own, lease, use and operate the Company Business and Assets at the places and in the manner in which the Company Business is conducted as of the Closing Date, and (c) the Company to assume and perform the Governmental Permits and the Company Contracts after the Closing Date.

"Shares": meaning one hundred percent (100%) of the issued and outstanding Common Stock and voting rights of the Company.

"Stockholders": means Mr. Eduardo Eurnekian and Mr. Natalio Wende as record and beneficial owners of the Shares.

"Subscriber": any Person who receives the Company's Basic Services.

"System": a complete cable television reception and distribution system operated in the conduct of the Company Business, consisting of subscriber drops and associated electronic and other equipment, and which is, or is capable of being without modification, operated as an independent system without interconnections to other systems. The Company's System is a single system which is interconnected and served jointly by its own headend and Buyer's headend.


                                   ARTICLE I
                        PURCHASE AND SALE OF THE SHARES
                        -------------------------------


     SECTION 1.1. Purchase and Sale of the Shares. Upon the terms and subject to
                  -------------------------------
the conditions set forth in this Agreement, the Stockholders sell the Shares to Buyers and Buyers purchase the Shares from the Stockholders. At the Closing, provided that the Conditions Precedent indicated in Articles IV and V have been met: a) the Stock holders deliver to Buyers such documents representing the Shares, with duly executed stock powers attached, as may be appropriate, in proper form for transfer, with appropriate transfer stamps, if any, affixed and any other document or instrument which may be necessary in order to vest Buyers with good and exclusive title to the Shares (except with respect to the jointly owned Share referred to in Recital D above), and (b) Buyer delivers cash denominated in US Dollars and negotiable and endorsable promissory notes, in payment of the Base Purchase Price (as hereinafter defined) pursuant to Sections 1.2, 1.3 and 1.4.


     SECTION 1.2  Base Purchase Price. In consideration of (i) the covenants,
                  -------------------
representations and warranties made by Stockholders in this Agreement, and (ii) the EBS's (as defined herein) which the Stockholders represent that the Company had on August 31, 1996, Buyer will pay to Stockholders an amount equal to U$S 1500 times the number of EBS's at Closing, minus all Liabilities to be deducted as provided in Section 1.4.1. (the "Base Purchase Price"), subject to adjustment as provided in Sections 1.3, and 1.4. as follows, provided that Stockholders comply with the duties assumed under this Agreement. The parties agree that, as of August 31, 1996, the EBS number was 76,994 and Liabilities were seven million three hundred seventy thousand four hundred fifty three U.S. dollars (U$S 7,370,453). Therefore, the Base Purchase Price will be one hundred nine million forty six thousand eight hundred ninety-two U.S. dollars (U$S 109,046,892).

     a) With a Base Purchase Price of U$S 109,046,892 at the Closing (as defined herein) and provided that the Conditions Precedent indicated in Articles IV and V have been met, Buyer shall deliver to Stockholders: (i) at Closing US$ 43,734,090 and on December 1, 1996 US$ 22,064,326 by wire transfer of readily available funds to the account which Stockholders shall indicate, and (ii) the balance of US$ 43,248,476 will be paid in 21 consecutive monthly installments maturing on the tenth day of each month, or the following working day if the tenth day were not a working day, commencing on January 10, 1997. The first installment will provide for payment of US$ 2,059,451.23 and all interest accrued from December 1, 1996 through January 10, 1997, and minus all applicable withholding for taxes. The following twenty (20) installments will provide for a payment of U$S 2,059,451.23 (the "Promissory Notes"). Installments representing this debt will be documented through twenty one (21) negotiable and endorsable Promissory Notes issued by Buyer. Each of the Promissory Notes shall have an original principal amount of US$ 2,059,451.23. Amounts due under the said Promissory Notes will accrue interest at the Bank of New York Prime Rate at Closing, plus an extra one percent (1%) as from their date of issuance per annum. All payments will be made net of applicable withholding for taxes. Said rate will be adjusted on October 10, 1997, to the Bank of New York Prime Rate which prevails on that date, plus one percent (1%) per annum. For these purposes, the prime rate for the first year will be the Bank of New York prime rate on Closing Date. Stockholders acknowledge that the Promissory Notes may not be sold in a "public offering". These Promissory Notes will be construed and interpreted under the laws of the state of New York, United States of America. Stockholders undertake the duty of negotiating said Promissory Notes only with banking institutions or "accredited investors" as defined in Regulation D under the United States Securities Act of 1933, as amended. At Closing, Stockholders will designate two bank accounts (one of which must be in the United States of America) to which Buyer may remit payments under the Promissory Notes. Buyer may remit scheduled payments to either account as it so choses, subject to further instructions from Stockholders as long as one of the accounts is in the United States of America. The Promissory Notes will be issued in accordance with the terms of this Section as pertinent. Stockholders will provide Buyer with written instructions in relation to the Stockholders-beneficiaries in whose favor the Promissory Notes must be issued, and the names of the Persons or banking institutions authorized to receive payments. Buyer has the unrestricted rights to prepay the Promissory Notes without penalty, together with accrued interest through the dates of pre-payments, anticipated payment to which the Stockholders irrevocably agree.


     Payment of these Promissory Notes are not subject to any condition and any Liabilities of the Stockholders which may represent the obligation of paying amounts of money to Buyer, will not authorize Buyer to carry out any act tending to non-payment, or to restrict, delay, reduce or limit amounts which are payable under the Promissory Notes.

     1.2.2 If COMFER Approval has not been obtained within 90 days as of the Closing Date the Buyer may -at its exclusive choice- either (a) terminate the Agreement, leaving in favor of Stockholders the monies indicated in 1.2 (a) (i) above in full and final compensation; or (b) extend for up to an additional 180 days the term to obtain COMFER Approval and comply with all conditions in
Article V in which case if COMFER Approval is not obtained and all conditions are not complied with by the end of the extended period, Stockholders will refund to Buyer immediately all the Base Purchase Price in whatever form paid, including all cash paid at Closing, any amounts paid under the Promissory Notes, except if COMFER Approval is not obtained by reasons directly attributable to Buyer. Upon termination of this Agreement pursuant to this Section, (i) Buyer will immediately return the Shares to Stockholders. If COMFER Approval is obtained and all conditions in Article V are complied with prior to the end of such 180 day extension, parties will proceed with this Agreement and payments pursuant to Section 1.2 will be made.


     SECTION 1.3 Adjustments to Base Purchase Price. The Base Purchase Price
                 ----------------------------------
will be adjusted as follows:


     1.3.1 Stockholders represent that on August 31, 1996, the Company had at least 76,994 EBS's. Should there be fewer EBS's on September 30, 1996, the Base Purchase Price will be reduced by an amount equal to U.S.$ 1,500 multiplied by one hundred percent (100%) of the positive difference between (a) 76,994 and (b) the number of EBS's as of September 30, 1996. If on September 30, 1996, there are greater than 76,994 EBS's, the Base Purchase Price will be increased in the same man ner.


     SECTION 1.4 Determination of Adjustments. Preliminary and final adjustments
                 ----------------------------
to the Base Purchase Price will be determined as follows:


     1.4.1. Before Closing, Stockholders will deliver to Buyer a report (the "Preliminary Adjustments Report"), certified as to completeness and accuracy by Stockholders, showing in detail any adjustments which are calculated as of the Balance Sheet Date (or as of any other date agreed by the parties) and any documents substantiating the adjustments proposed in the Preliminary Adjustments Report. The Preliminary Adjustments Report will include a complete list of Subscribers, a detailed calculation of EBS and an unaudited balance sheet as of the Balance Sheet Date certified by the Company prepared in accordance with GAAP indicating, inter alia, all Liabilities as of the Balance Sheet Date. Stockholders also will furnish Buyer a bring down letter stating that the Company has not incurred any additional liabilities or modified in any material respect the Balance Sheet as of the Balance Sheet Date, other than in the ordinary course of Business. The net adjustment shown in the Preliminary Adjustments Report will be reflected as an adjustment to the Base Purchase Price payable at Closing.


     1.4.2. Within 90 days after the Closing, Stockholders will deliver to Buyer
(i) a balance sheet as of September 30, 1996 audited by KPMG or any other internationally well known auditors firm prepared in accordance with GAAP indicating, inter alia, all Liabilities as of September 30, 1996, and (ii) a report (the "Final Adjustments Report"), similarly certified by Stockholders, showing in detail the final determination of all adjustments which were not calculated as of September 30, 1996 and containing any corrections to the Preliminary Adjustments Report, together with any documents substantiating the adjustments proposed in the Final Adjustments Report. Buyer will provide Stockholders with reasonable access to all records which Buyer has in its possession and which are necessary for preparing the Final Adjustments Report.


     1.4.3. Within 30 days after receipt of the Final Adjustments Report and of the balance sheet referred to in 1.4.2, Buyer will give Stockholders written notice of Buyer's objections, if any, to the Final Adjustments Report and with respect to Liabilities indicated in said balance sheet. If Buyer makes any such objection, the par ties will agree on the amount, if any, which is not in dispute within 30 days after Stockholders' receipt of Buyer's notice of objections to the Final Adjustments Report and with respect to Liabilities indicated in said balance sheet. The undisputed amount will be paid by the Stockholders within ninety (90) days after the Final Adjustments Report. Should the Final Adjustments Report show undisputed amount in favor of the Stockholders, Buyer shall pay said amount within ninety (90) days after the Final Adjustments Report. Any disputed amounts will be determined within 210 days after the Closing Date by a mutually agreed accounting firm whose determination will be conclusive. All Liabilities will be paid by the Stockholders to third parties upon receiving a judicial claim in this sense. Stockholders and Buyer will bear equally the fees and expenses payable to such firm in connection with such determination unless the determination of such firm results in a net decrease in the Base Purchase Price of more than 10% thereof, in which case the fees and expenses payable to such firm will be paid by Stockholders.


     SECTION 1.5 [RESERVED]

     SECTION 1.6 Late Payment. Default. The delay in the payment of the balance
                 ---------------------
due pursuant to Section 1.2 will occur automatically, with the expiration of the agreed dates, without need of any judicial or out-of-court requirement, giving way to punitive and compensatory interests at a daily rate equivalent to a rate of 15% per annum, during which payment is due and until the date of payment. Default in paying two consecutive installments, or six late payments, whether consecutive or not, will entitle the Stockholders to demand fulfillment of the agreement in which case all granted financing will be considered due and the Stockholders may enforce the total pending balance considering it as due, together with the corresponding compensatory and punitive interests. In order to enforce the rights provided for above, the Stockholders must have previously demanded that Buyer fully satisfy his uncomplied obligation, including payment of capital and compensatory and punitive interests, within fifteen (15) days and Buyer must not have satisfied his uncomplied obligation. The parties agree that this benefit granted to Buyer prior demand for compliance- will be one and only during the whole lifetime of the Agreement. The Buyer can not assign any rights as long as it is in default of payment.


     SECTION 1.6.1 Guarantees.  As guarantee of payment of balances due, Buyer
                   ----------
will execute a pledge agreement in favor of the Stockholders, affecting 51% of the Shares, and any Shares which may replace them, along the following guidelines (i) the pledge will be registered at the Inspeccion General de Personas Juridicas and other pertinent registers, together with the registration of the transfer of such Shares in favor of the Buyer; (ii) the guarantee will survive until the total cancellation of the balance due, interests and/or eventual punitive interests if applicable, (iii) all the provisions of the pledge agreement will be according to the requirements established in the Argentine Broadcasting Law and/or to those which the COMFER may suggest; (iv) the Company will duly acknowledge and register the pledge in the pertinent corporate books; (v) every capital increase decided by the Company will imply the obligation of the Buyer or assignees to pledge in favor of the Stockholders 51% of the shares subscribed for by Buyer or assignees as a result of the corresponding capital increase; (vi) the parties agree that the procedure foreseen in article 3223 of the Argentine Civil Code and/or in the Commercial Code of the Argentine Republic can be indistinctly used at the option of the Stockholders; (vii) in case of judicial enforcement, the Stock holders will appoint all the appraisers and auctioneers which may be necessary, except in case they take the option of the auctioning procedure under article 585 of the Commercial Code in which case the parties will agree beforehand to the appointment of a mutually agreeable appraiser among Price Waterhouse, Arthur Anderson, Deloitte Haskins & Sells and Citibank (Buenos Aires branch) and, should an agreement not be possible in this regard, the option among these firms/institutions will be made by the Stock-holders; (viii) use of other standard clauses which arise from the form of the Registro Nacional de Creditos Prendarios (Act Nr 12.962); (ix) all registration, dere gistration and cancellation costs will be faced by Buyer, same as all enforcement costs (unless otherwise determined by a court resolution); and (x) the pledge will continue in force until full cancellation of the balance due.


     The parties will appoint the administrator of the pledge ("the Agent") in the same way as provided in the preceding paragraph, to whom the following irrevocable powers of attorney will be granted at the Closing: (i) by the Buyer: so that the Agent may proceed with handing over of the Shares, issuing receipts for monies received and, payment of the same in case the Stockholders elect the procedure foreseen in article 3223 of the Argentine Civil Code (in which case the Notes foreseen in Section 1.2 can be used for payment); (ii) the
Stockholders: in order that the Agent proceeds with the same empowerment for the case of enforcement of the pledge.


     At Closing the Stockholders will issue a promissory note in favour of Buyer in the amount of U$S 5,000,000, in order to secure all Liabilities and amounts reserved pursuant to Article VI, disclosed or undisclosed, caused before Closing, enforceable to the extent of the amounts paid by the Company, in accordance with this Agreement.


     SECTION 1.7 [RESERVED]


     SECTION 1.8  Deliveries by Stockholders.  Stockholders covenant and agree
                  --------------------------
to deliver items and documents to Buyer as follows:


     1.8.1 Stockholders have previously furnished to Buyer prior to Closing Date accurate and complete copies of all documents hereinafter specified:

     (a) a certified copy of the Articles of Incorporation of the Company, as amen ded, and of the Company's By-laws.

     (b) minutes and written actions containing an accurate record of proceedings of and actions by the shareholders, directors, and committees of directors of the Company from its inception.

     (c) copies of the shareholders' book of the Company which accurately reflect all issuances, reissuances, cancellations and transfers of Company stock which adequately reflect all ownership, cancellations, capital increase and transfers of Company interest.

     (d) copies of all Governmental Permits for the ongoing Company Business.

     (e) copies of Company Contracts and title documents.

     (f) copies of any title documents or Company Contracts representing intangible property.

     (g) copies of the insurance policies currently in force.

     (h) copies of any employee incentive, bonus or benefit plans or agreements.

     (i) the Financial Statements and the Balance Sheet described in Sections
1.4.1 and 2.10 of the Agreement.

     (j) copies of all tax returns described in Section 2.14 of the Agreement that have been filed with any Governmental Authority within the seven (7) years preceding the date hereof and any additional tax returns for tax years that have not been agreed as final by the applicable Governmental Authority. Copies of any tax returns proposed to be filed by or on behalf of the Company, with any Governmental Authority prior to the Closing shall be delivered to Buyer at least 3 days before the filing thereof for Buyer's review.

     (k) copies of such other documents and items as Buyer may reasonably request.


     1.8.2 AT LEAST THREE (3) DAYS PRIOR TO CLOSING, Stockholders shall have caused the Company to furnish to Buyer documents which accurately show the boundaries of all Real Property as owned or leased by the Company together with any and all improvements, rights of way, easements, roads and such other features as Buyer shall reasonably specify.


     1.8.3 AT LEAST THREE (3) DAYS PRIOR TO CLOSING, Stockholders shall have delivered to Buyer the Financial Statements.

     1.8.4 AT CLOSING, Stockholders shall also cause the Company to procure and provide to Buyer a report dated within ten (10) days prior to the Closing Date, issued by Real Estate Registry or by a notary or an officer of the Company satisfactory to Buyer, to the effect that (i) none of the Assets is subject to any recorded lien, including any lien for federal, state or local taxes or assessments, and (ii) no suits or judgments have been filed against the Company except for those indicated in the Balance Sheet as of the Closing Date or in
Exhibit 5 as may correspond.


     1.8.5 AT CLOSING, provided that the Conditions Precedent indicated in Articles IV and V have been met, Stockholders will, with duly and fully executed instruments, certificates, documents and opinions, deliver to Buyer, or cause Company to deliver to Buyer:

     (a) The documents evidencing the Shares, duly endorsed, in blank if appropriate, and/or all necessary documentary or transfer tax stamps affixed thereto together with such other documents or instruments as Buyer may request, in order that Buyer be vested with good and exclusive title to the Shares.

     (b) To the extent not previously delivered, the minute books, shareholders books of the Company -if applicable- and such other papers, evidence of title or interest, books, records, files, correspondence, memoranda and other documents of the Company, all as Buyer may request prior to the Closing.

     (c) The written resignations, dated the Closing Date, of all of the directors or managers of the Company (except those managers which the parties have agreed will remain employees of the Company), and election of new Board of up to five (5) members.

     (d) Duly certified copies of resolutions of the Board of Directors or similar governing body of, and, if required by applicable law, the Stockholders or other holders of ownership interest in each Stockholder that is not a natural person, authorizing the execution, delivery and performance of this Agreement by such Stock holder which resolutions shall be in full force an effect at and as of the Closing.


     (e) Documentary proof and counsel opinion reasonably acceptable to Buyer that: (i) The Company has timely obtained or has filed complete and timely applications for all authorizations needed to carry all signals being carried and all authorizations needed to utilize the frequencies on which these signals are carried; (ii) Except with respect to general rulemakings and similar matters relating generally to the Company activity, there is no legal action or governmental proceeding pending or, to such counsel's best knowledge after due inquiry, any investigation pending or proceeding threatened (nor any basis therefor) for the purpose of modifying, revoking, terminating, suspending, canceling or reforming any of the Company's certificates of compliance or licenses or which might have any other adverse effect upon, or cause disruption to, the Company Business;
(iii) that the Company is in good standing with and has appropriate authority from the COMFER in order to carry on the Company Business as conducted as of the date of this Agreement and the Closing; (iv) that Stockholders have the power and capacity to sell the Shares so as to vest good and marketable title to the same, and (v) such other matters as Buyer may reasonably re quest].

     (g) All blueprints, schematics, drawings, diagrams, maps, system design bill of material, engineering and technical data, used by the Company in connection with the Assets and the Company Business, unless Buyer shall direct in writing that the same or part thereof be delivered to Buyer elsewhere.

     (h) A long-form certificate of good standing for the Company dated not more than five (5) days prior to the Closing Date, a certificate of tax good standing for the Company dated not more than five (5) days prior to the Closing Date and a "bring-down" tax good standing telegram for the Company dated the Closing Date, in each case from the Company syndic or the Chairman of the board of directors.

     (i) A bring down letter dated the Closing Date stating that between the Balance Sheet Date and the Date of Closing, there have not been modifications to the Financial Statements other than those attributable to the evolution of the ordinary Company Business, nor have there been distribution or payings of Company dividends.

     (j) Such documents and instruments as may be necessary or as Buyer may request in order to change the authorized signatures for all bank accounts, and the persons authorized to have access of the Company or otherwise in order to vest in Buyer exclusive control over and possession of such accounts and safety deposit boxes and the funds and other property deposited therein.



                                  ARTICLE II
                        REPRESENTATIONS AND WARRANTIES
                        ------------------------------
                              OF THE STOCKHOLDERS
                              -------------------

     Stockholders and Company (where noted) represent and warrant to Buyer, as of the Closing, as follows:


     SECTION 2.1. Organization and Qualification.  Company is a corporation duly
                  ------------------------------
organized, validly existing and in good standing under the laws of Argentina and has all requisite corporate power and authority to own, lease and use its Assets as they are currently owned, leased and used and to conduct the Company Business as it is currently conducted. The Company is duly qualified or licensed to do business and is in good standing under the laws of each jurisdiction in which the character of the Company Business makes such qualification necessary, except any such jurisdiction where the failure to be so qualified or licensed and in good standing would not have a material adverse effect on Company or on the validity, binding effect or enforceability of this Agreement.


     SECTION 2.2. Good Title. Stockholders have good, valid, marketable and
                  ----------
exclusive title to the Shares free and clear of any liens, encumbrances, rights of first refusal, pledges or claims, with full right and lawful authority to transfer to Buyer the Shares. There are no outstanding options, warrants or any other preemptive rights or commitments of any kind for third parties to acquire or become beneficiary of the Shares in any way. All the Shares have been duly authorized and validly issued and have been fully paid for and there are no pending increases of capital nor convertible securities. Spousal consent provided for in article 1277 of the Argentine Civil Code has been granted by the spouse of the Stockholders when necessary.


     SECTION 2.3. Authority and Validity.  Company and Stockholders have
                  ----------------------
authority to execute and deliver, to perform their obligations under, and to consummate the transactions contemplated by this Agreement. The execution and delivery by Stockholders and Company and the performance by Stockholders and Company of their obligations hereunder, and the consummation by Stockholders and Company of the transactions contemplated by this Agreement have been duly authorized by all requisite corporate and other appropriate action of Stockholders and Company. This Agreement has been duly executed and delivered by Stockholders and Company and is the valid and binding obligation of Stockholders and Company, enforceable against Stockholders and Company in accordance with its terms, except insofar as enforceability may be affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditor's rights generally or by principles governing the availability of equitable remedies.

     SECTION 2.4. No Breach or Violation.  Subject to obtaining the COMFER
                  ----------------------
Approval and other Required Consents, the execution, delivery and performance of this Agreement by Stockholders and Company will not: (a) violate any provision of the charter or bylaws of the Company; (b) constitute a material violation of any Legal Requirement; (c) require any consent, approval or authorization of, or any filing with or notice to, any Person; or (d) (i) violate, conflict with or constitute a breach of or default under, (ii) permit or result in the termination, suspension or modification of, (iii) result in the acceleration of (or give any Person the right to accelerate) the performance of the Company under, or (iv) result in the creation or imposition of any Encumbrance under, any Company Contract or any other instrument evidencing any of the Assets or any instrument or other agreement to which Company is a party or by which Company, Company Business or any of its Assets is bound or affected, except for purposes of this clause (d) such violations, conflicts, breaches, defaults, terminations, suspensions, modifications, and accelerations as would not, individually or in the aggregate, have a material adverse effect on any System, the Company Business or the Company.


     SECTION 2.5. Assets. Company has exclusive, good and marketable title to
                  ------
(or, in the case of Assets that are leased, valid leasehold interests in) the Assets (other than Real Property, as to which the representations and warranties in Section 2.6 apply). The Assets are free and clear of all Encumbrances of any kind or nature, except (a) restrictions stated in the Governmental Permits and
(b) Encumbrances disclosed in this Agreement. Except as set forth on Exhibit 3, none of the Equipment is leased by Company from any other Person. The Assets will remain in the Company and are all the assets necessary to permit Buyer to conduct the Company Business substantially as it is being conducted on the date of this Agreement in compliance with all Legal Requirements. The cash remaining in the Company on the Closing Date must be sufficient to pay the Company's cash obligations through at least one month after Closing Date. Such obligations will be paid in the same manner as they were paid prior to the Closing Date. If, after the Closing Date and prior to one month thereafter, the Company has not generated sufficient revenues to pay such obligations, the Stockholders will pay them. All the Equipment is in good operating condition and repair, ordinary wear and tear excepted and is suitable and adequate for continued use in the manner in which it is currently used. Neither Company nor Stockholder nor any affiliate of Stockholder has been granted or has applied for a cable television franchise in any area currently served by the Company Business or by the Buyer, except for the participation in RCC, Teleunica and MCM System.


     SECTION 2.6. Real Property.
                  -------------

     2.6.1. All the Assets consisting of Real Property interests are described on Exhibit 2. Company has valid leasehold interests in Real Property leased by Company and, with respect to other Real Property not owned or leased by Company, Company has the valid and enforceable right to use all other Real Property pursuant to easements, licenses, rights-of-way or other rights.


     2.6.2. The documents delivered by Company or Stockholders to Buyer as evidence of each lease of Real Property constitute the entire agreement with the landlord in question, except for the agreements indicated under Exhibit 2 as subject to renegotiation which will be renegotiated in order to have them meet current practice and market prices for which purposes the parties may request the appraisal of three respectable local real estate brokers. There are no leases or other agreements, oral or written, granting to any Person other than Company the right to occupy or use any Real Property. All easements, rights-of-way and other rights appurtenant to, or which are necessary for the Company's current use of, any Real Property are valid and in full force and effect, and the Company has not received any notice with respect to the termination or breach of any of those rights. Each parcel of Real Property, any improvements constructed thereon and their current use conform to (a) all applicable Legal Requirements, including zoning requirements, and (b) all restrictive covenants, if any, or other Encumbrances affecting all or part of such parcel.


     2.6.3. With respect to the building at Rivadavia 14874/76, Stockholders represent and warrant that such building will have been transferred out of the Company prior to the Closing Date. Moreover, Stockholders agree to indemnify and hold harmless Company with respect to any liabilities, including taxes, arising from such transfer of ownership.


     SECTION 2.7. Environmental Matters.
                  ---------------------

     2.7.1. The Real Property currently complies with and, to Stockholders' best knowledge, has previously been operated in compliance with, all Environmental Laws. Company has not generated, released, stored, used, treated, handled, discharged or disposed of any Hazardous Substances at, on, under, in or about, or in any other manner affecting any Real Property, transported any Hazardous Substances to or from any Real Property or discharged any Hazardous Substances from any Real Property into any body of water, directly or indirectly, and Stockholders have no notice that any other present or previous owner, tenant, occupant or user of any Real Property or any other Person has committed or suffered any of the foregoing. To Stockholders's best knowledge, no release of Hazardous Substances outside the Real Property has entered or threatens to enter any Real Property, nor is there any pending or threatened claim based on Environmental Laws which arises from any condition of the land surrounding any Real Property. No claim or investigation based on Environmental Laws which relates to any Real Property or any operations on it (a) has been asserted or conducted in the past or is currently pending against or with respect to Company or, to the Stockholders' best knowledge, any other Person, or (b) to the Stockholders' best knowledge, is threatened or contemplated.


     2.7.2. To Stockholders's best knowledge, (a) no underground storage tanks are currently or have been located on any Real Property, (b) no Real Property has been used at any time as a gasoline service station or any other facility for storing, pumping, dispensing or producing gasoline or any other petroleum products or wastes and (c) no building or other structure on any Real Property contains asbestos. There are no incinerators, septic tanks or cesspools on the Real Property and all waste is discharged into a public sanitary sewer system.


     2.7.3. Stockholders have caused the Company to provide Buyer with complete and correct copies of (a) all studies, reports, surveys or other materials in the Company's possession or to which the Company has access relating to the presence or alleged presence of Hazardous Substances at, on or affecting the Real Property, (b) all notices or other materials in the Company's possession or to which the Company has access that were received from any Governmental Authority having the power to administer or enforce any Environmental Laws relating to current or past ownership, use or operation of the Real Property or activities at the Real Property and (c) all materials in the Company's possession or to which the Company has access relating to any claim, allegation or action by any private third party under an Environmental Law.


     SECTION 2.8. Compliance with Law: Governmental Permits.
                  -----------------------------------------


     2.8.1. The ownership, leasing and use of the Assets as they are currently owned, leased and used, and the conduct of the Company Business as it is currently conducted do not violate any Legal Requirement, which violation, individually or in the aggregate, would have a material adverse effect on the System, the Company Business or the Company. The Company has received no notice claiming a violation by Company or the Company Business of any Legal Requirement applicable to Company or the Company Business as it is currently conducted and to Stockholder's and Company's best knowledge, there is no basis for any claim that such a violation exists. Stockholders and Company have complied fully with the laws of the Argentine Republic and United States of America Foreign Corrupt Practices Act.



     2.8.2. Complete and correct copies of the Governmental Permits have been delivered by Company to Buyer. The Governmental Permits are currently in full force and effect, are not in default, and are valid under all applicable Legal Requirements according to their terms. There is no legal action, governmental proceeding or investigation, pending or threatened, to terminate, suspend or modify any Governmental Permit and Company is in compliance with the terms and conditions of all Governmental Permits and with other applicable requirements of all Governmental Authorities relating to the Governmental Permits, including all requirements for notification, filing, reporting, posting and maintenance of logs and records.


     2.8.3. Without limiting the generality of the foregoing: (a) the operation of Company Business and the System has been, and is, in compliance with the rules and regulations of the Argentine Republic, (b) Company has made all filings required to be made with the Governmental Authorities; (c) Company has provided all notices to subscribers and maintained all public files required under Argentine Law; (d) each System is in compliance with all must carry requirements and has received all necessary retransmission consents; (e) each System is in compliance with all signal leakage criteria prescribed by the Argentine regulations; and (f) the Company has complete authorizations to carry all signals it carries and all authorizations needed to utilize the frequency on which these signals are carried.


     SECTION 2.9. Patents.  Trademarks and Copyrights.  Company has timely and
                  -----------------------------------
accurately made all requisite filings and payments with the Register of Copyrights and is otherwise in compliance with all applicable rules and regulations of the Copyright Office. The operation of the Company Business as currently conducted does not violate or infringe upon the rights of any Person in any copyright, trademark, service mark, patent, license, trade secret or the like.


     SECTION 2.10. Financial Statements. Stockholders have delivered to Buyer
                   --------------------
correct and complete copies of the Company's (a) audited balance sheets and related statements of income, stockholders' equity and cash flows for and as of the year(s) ended December 31st, 1995 and December 31, 1994 and (b) the unaudited balance sheet as of August 31st, 1996, and the related unaudited statement of income for the eight (8) month period then ended (collectively, the "Financial Statements"). The Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and fairly present the Company's financial position, results of operations and changes in financial position as of the dates and for the periods indicated, subject in the case of the unaudited Financial Statements only to normal year-end adjustments (none of which will be material in amount) and the omission of footnotes. Except as disclosed by, or reserved against in, its most recent balance sheet included in the Financial Statements, Company did not have as of the date of such balance sheet any liability or obligation, whether accrued, absolute, fixed or contingent (including liabilities for taxes or unusual forward or longterm commitments), which was or would be material to the business, results of operations or financial condition of Company's, nor to Company's best knowledge does any aspect of the Business form a basis for any claim by a third party which, if asserted, could result in a liability not disclosed by or reserved against in such balance sheet.


     SECTION 2.11 Except as provided herein, since the date of the most recent balance sheet included in the Financial Statements (i) the Company Business has been operated only in the ordinary course, (ii) Company has not sold or disposed of any Assets other than in the ordinary course of business, (iii) there has been no material adverse change in, and no event has occurred which is likely, individually or in the aggregate, to result in any material adverse change in, the business, operations, Assets, prospects or condition (financial or otherwise) of the Company Business, other than changes affecting the cable television industry generally.


     SECTION 2.12 Liabilities. Stockholders represent that all Liabilities have
                  ------------
been adequately reported and accounted for and that there are no Liabilities, disclosed or undisclosed, for which due provision has not been made in the Financial Statements. Should there be greater Liabilities upon the Company on the Closing Date, the Base Purchase Price will be reduced in an additional amount equal to all such greater Liabilities, pursuant to the procedure foreseen in Section 1.4.


     SECTION 2.13. Legal Proceedings.  Except as set forth on Exhibit 5 there is
                   -----------------
no judgment or order outstanding, or any action, suit, complaint, proceeding or investigation by or before any Governmental Authority or any arbitration pending, or to Stockholders' best knowledge, threatened, involving or affecting all or any part of the Company Business or the Company.

     SECTION 2.14. Tax Returns: Other Reports. Company has duly and timely filed
                   --------------------------
in proper form all income, franchise, sales, use, property, excise, payroll and other tax returns and all other reports (whether or not relating to taxes) required to be filed with the appropriate Governmental Authority. All taxes, fees and assessments of whatever nature due and payable by Company have been paid, except such amounts as are being contested diligently and in good faith and are not in the aggregate material all of which are listed in Exhibit 6. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income tax return for any period.


     SECTION 2.15. Employment Matters.
                   ------------------

     2.15.1. Before Closing Stockholders will cause Company to deliver to Buyer a complete and correct list of names and positions of all employees of Company engaged in the Company Business and their current hourly wages or monthly salaries and other compensation. Company has complied in all respects with all Legal Requirements relating to the employment of labor, continuation coverage requirements with respect to group health plans, and those relating to wages, hours, collective bargaining, unemployment compensation, worker's compensation, equal employment opportunity and benefit plans, age and disability discrimination, immigration control and the payment and withholding of taxes.


     2.15.2. Except as provided in Exhibit 7 Company is not bound by any contract with any labor organization, and Company has not recognized or agreed to recognize and is not required to recognize any union or other collective bargaining unit. No union or other collective bargaining unit been certified as representing any of its employees, nor has Company received any requests from any party for recognition as a representative of employees for collective bargaining purposes. To Company's best knowledge, its employees are not engaged in organizing activity with respect to any labor organization. Company has no employment agreement of any kind, oral or written, express or implied, that would require Buyer to employ any Person after the Closing Date.


     2.15.3 Company has paid to employees employed in the Company Business all compensation, including salaries, commissions, bonuses, deferred compensation, severance, insurance, pensions, profit sharing, vacation, sick pay and other compensation or benefits to which they are entitled for periods prior to the Closing.

     2.15.4 Stockholders will have paid or properly accrued for maintenance and distribution of benefits accrued under any employee benefit plan maintained by Company pursuant to the provisions of such plans. Buyer will assume neither any liability for any such accrued benefits nor any fiduciary or administrative responsibility to account for or dispose of any such accrued benefits under any employee benefit plans maintained by Company.


     2.15.5 All claims and obligations under, pursuant to or in connection with any welfare, medical, insurance, disability or other employee benefit plans of Company or arising under any Legal Requirement affecting employees of Company incurred on or before the Closing Date or resulting or arising from events or occurrences occurring or commencing on or prior to the Closing Date will have been paid or properly accrued for, whether or not such employees are hired after the Closing.


     SECTION 2.16. EBS Numbers. As of the Closing Date, the Company Business
                   -----------
will have no fewer than 65,000 EBS's.


     SECTION 2.17. Finders and Brokers. Stockholders have not employed any
                   -------------------
financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage, finder's or similar fee or commission in connection with the transactions contemplated by this Agreement for which Buyer could be liable.


     SECTION 2.18. Disclosure.  No representation or warranty by Stockholders in
                   ----------
this Agreement or in any Schedule or Exhibit to this Agreement, or any statement, list or certificate furnished or to be furnished by Stockholders or Company pursuant to this Agreement, contains any untrue statement or material fact, or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which were made. Without limiting the generality of the foregoing, the information set forth herein concerning the Company Business is accurate and complete in all material respects.


     SECTION 2.19   Continuity and Maintenance of Operations. Financial
                    ---------------------------------------------------
Statements. Prior to Closing the Company Business has been operated in the
----------
ordinary course consistent with past practices (including completing line extensions, placing conduit or cable in new developments and fulfilling installation requests) and Company and Stockholders have used their best efforts to keep available the services of Company's employees employed in connection with the System and to preserve any beneficial business relationships with customers, suppliers and others having business dealings relating to the Company Business. Without limiting the generality of the foregoing, Company has maintained the Assets in good conditions and repair, has maintained adequate inventories of spare Equipment consistent with past practice, has maintained insurance and has kept all of its business books, records and files in the ordinary course of business in accordance with past practices. Company has not itself, and has not permited any of its officers, directors, shareholders, agents or employees to, pay any of Company's subscriber accounts receivable (other than for their own residences) prior to the Closing Date nor will they hire any of the current employees officers or directors of the Company except for those agreed herein. Company has continued to implement its procedures for disconnection and/or discontinuance of service to subscribers whose accounts are delinquent in accordance with those in effect on July 31st, 1996.



                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF BUYER
                    ---------------------------------------


     Buyer represents and warrants to the Stockholders that:


     SECTION 3.1  Organization, Power and Authority. Buyer is a corporation duly
                  ---------------------------------
organized, validly existing and in good standing under the laws of Argentina, and has the sufficient legal power and authority to own or lease and to operate its properties and to carry on its business as now being conducted.

     SECTION 3.2  Authorization. Buyer has the corporate power and authority to
                  -------------
execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations under this Agreement, at its sole discretion. This Agreement, upon its execution and delivery by Buyer (assuming the due authorization, execution and delivery hereof by the Stockholders), will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, and the rules of law of the country and/or State to which this Agreement is submitted as per Section 8.14 hereunder.


     SECTION 3.3  No Conflict or Violation.  Neither the execution and delivery
                  ------------------------
of this Agreement by Buyer, nor the consummation of the transactions contemplated hereby, will (a) violate any provision of the Articles of Incorporation of Buyer, (b) violate, conflict with or result in the breach or termination of, or otherwise give any other contracting party the right to terminate, or constitute a default under the terms of, any mortgage, bond, indenture or material agreement to which Buyer is a party or by which Buyer or any of its property or assets may be bound or materially affected, or (c) violate any judgment, order, injunction, decree or award of any court, administrative agency or governmental body against, or binding upon, Buyer or upon the property or business of Buyer.


     SECTION 3.4  Brokers' Fees.  No broker, finder or similar agent has been
                  -------------
employed by or on behalf of Buyer in connection with this Agreement or the transac transaction contemplated hereby, and no person or entity with which Buyer has had any dealings or communications of any kind is entitled to any brokerage commission, finder's fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.


                                   ARTICLE IV
                         CONDITIONS TO THE OBLIGATIONS
                         -----------------------------
                              OF THE STOCKHOLDERS
                              -------------------


     The obligations of each of the Stockholders to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or before the Closing Date, of the following conditions, subject to the right of the Stockholders to waive any such condition.


     SECTION 4.1  Representations and Warranties True.  All of the
                  -----------------------------------
Representations and Warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date.


     SECTION 4.2  Agreements Performed.  Buyer shall have performed, in all
                  --------------------
material respects, all agreements required by this Agreement to be performed by Buyer prior to or on the Closing Date.


     SECTION 4.3  No Actions, Suits or Proceedings.  No preliminary or permanent
                  --------------------------------
injunction or other order issued by any federal or state court of competent jurisdiction preventing consummation of the sale of any or all of the Shares to Buyer shall be in effect.

                                   ARTICLE V
                     CONDITIONS TO THE OBLIGATIONS OF BUYER
                     --------------------------------------


     The obligations of Buyer to consummate the transactions contemplated by this Agreement, are subject to the fulfillment, on or before the Closing Date, of the following conditions (subject to the right of Buyer to waive any and/or all such condition in full, or partially).


     SECTION 5.1  Representations and Warranties True.  All of the
                  -----------------------------------
representations and warranties of the Company and each Stockholder contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date.


     SECTION 5.2 Agreement Performed.  Each Stockholder and the Company shall
                 -------------------
have performed, in all material respects, all agreements and covenants required by this Agreement to be performed by such Stockholder and the Company prior to or on the Closing Date.


     SECTION 5.3  No Actions, Suits or Proceedings.  No preliminary or permanent
                  --------------------------------
injunction or other order issued by any Governmental Authority or any federal or state court of competent jurisdiction preventing consummation of the sale of any or all of the Shares to Buyer shall be in effect.


     SECTION 5.4  Stockholders' and Officer's Certificates.  (a) Buyer shall
                  ----------------------------------------
have been furnished with certificates executed by each of the Stockholders, dated the Closing Date, representing and certifying (i) with respect to such Stockholder that the conditions set forth in this Article V have been fulfilled at or prior to the Closing Date, and (ii) that such Stockholder is not in material default under any provision of this Agreement.


     (b) Buyer shall have been furnished with a certificate signed by an appropriate officer of the Company, but without any personal liability to such officer, regarding the Company's Business and financial condition.

     SECTION 5.5  Required Consents. All Required Consents (including but not
                  -----------------
limited to consents to change of control of the Company), will have been obtained on or before the Closing.


     SECTION 5.6  Contracts. All Company Contracts are in full force and effect
                  ---------
and the Company has not incurred in any default under the same.


     SECTION 5.7  Assets and Employees. The parties will have agreed which
                  --------------------
assets and which employees, managers and executives will remain in the Company after Closing.


     SECTION 5.8  Non-Competition and Agreement Not To Hire. Each of the
                  -----------------------------------------
Stockholders will have entered into mutually acceptable agreements not to compete with the Company (as provided herein) except for RCC, Teleunica and MCM System, and not to hire employees of the Company after Closing (as provided herein).


     SECTION 5.9  [RESERVED]



     SECTION 5.10  COMFER: The COMFER will have issued a letter addressed to
                   ------
Buyer indicating that, as of the Closing Date, the Company is current in all its obligation to the COMFER (financial and otherwise), including all fees and penalties, or Stockholders will provide Buyer with a letter by Eduardo Eurnekian indicating that he will unconditionally undertake payment of such obligations when and if due after any fiscal resolution of the issue.


     SECTION 5.11  [RESERVED]


     SECTION 5.12  Due diligence. All aspects related with a broad due diligence
                   -------------
of the Company must have been satisfactorily completed by the Buyer or its rep resentatives.


     SECTION 5.13  Reports for SEC. Financial Statements will have been prepared
                   ---------------
by Buyer, at its cost, in order that TINTA, its stockholders and affiliates may file the same to satisfy (i) their undertakings under Section 512(a) of Regulation S-K to keep the prospectuses contained in certain presently effective registration statements current, (ii) the requirements of any forms for the registration of securities under the U.S. Securities Act of 1933, as amended (the "Securities Act") which TINTA, its stockholders and affiliates may hereafter use to register any of its securities, and (iii) its obligation to file periodic and current reports under the U.S. Securities Exchange Act of 1934, as amended, (iv) the requirements of any proxy statement under the Securities Act, and (v) such other rules of the Securities and Exchange Commission of the United States of America which TINTA, its stockholders and affiliates may deem applicable. Stockholders shall fully cooperate with the preparation of these reports which shall be made under generally accepted accounting principles of the United States of America.


                                   ARTICLE VI

                                   COVENANTS
                                   ---------


     Buyer and the Stockholders hereby covenant and agree as follows:


     SECTION 6.1  Required Consents, Estoppel Certificates and Franchise
                  ------------------------------------------------------
                    Renewals.
                    --------

     Stockholders, Company and Buyer will obtain, as soon as possible, all the Required Consents and COMFER Approvals, in form and substance satisfactory to the parties. Buyer, Company and Stockholders will cooperate in obtaining all Required Consents and COMFER Approvals, but will not be required to agree to any changes in, or the imposition of any condition to the transfer to Buyer which may imply a material modification to the Company Business and/or to the conditions or Sections of this Agreement. Such failure to agree will not constitute a reason attributable to the same. Should there be changes in, impositions or conditions which are acceptable to the Buyer but not to the Stockholders, the latter - in case Closing is not executed - will immediately return the entire Base Purchase Price to the Buyer and the Shares will be immediately returned to Stockholders. Stockholders will cause the Company to require, at its expense, such estoppel certificates or similar documents from lessors and other Persons who are parties to Company Contracts as Buyer may request.


     Stockholders will use their best efforts to obtain, and will cooperate with Company to obtain, renewals or extensions of any COMFER and Governmental

Authority licenses and franchises which expire prior to April, 2000 ("Extended Franchises"), for applicable legal terms.


     SECTION 6.2  Lien and Judgment Searches. Buyer may produce, at its cost in
                  --------------------------
the shortest possible time (a) results of a lien search conducted by a professional search company of records in the office of the secretaries of state in each state and county clerks in each county where there exist tangible Assets, and in the state and county where Company's principal offices are located, including copies of all financing statements or similar notices or filings (and any continuation statements) discovered by such search company and
(b) the results of a search of the dockets of the clerk of each federal and state court sitting in the city, county or other applicable political subdivision where the principal office or any material assets of Company may be loca ted, with respect to judgments, orders, writs or decrees against or affecting Stockholders or any of the Assets. For these purposes Stockholders will give full collaboration to the representatives of Buyer.


     SECTION 6.3  Transfer Taxes. Stockholders and Buyer will be responsible to
                  --------------
the extent determined by law for the payment of any state or local sales, use, transfer, excise, documentary or license taxes or fees or any other charge (including filing fees) imposed by any Governmental Authority with respect to the transfer pursuant to this Agreement, according to the rules provided by the pertinent legislation. Shareholders will pay cost related to removal from the Company of the assets to be excluded. The removal will not affect the Company Business.


     SECTION 6.4  Satisfaction of Conditions. Each party will use its best
                  --------------------------
efforts to satisfy, or to cause to be satisfied, the conditions to the obligations of the other party to consummate the transactions contemplated by this Agreement, provided that Buyer will not be required to agree to any increase in the amount payable, or the method of payment.


     SECTION 6.5  Confidentiality. Neither party will issue any press release or
                  ---------------
make any other public announcement regarding this Agreement or the transactions contemplated hereby without the consent of the other party. Each party will hold, and will cause its employees, consultants, advisors and agents to hold, in confidence, the terms of this Agreement and any non-public information concerning the other party obtained pursuant to this Agreement. Notwithstanding the preceding, a party may dis close such information to the extent required by any Legal Requirement (including dis closure requirements under Argentine and United States of America federal and state securities laws), but the party proposing to disclose such information will first notify and consult with the other party concerning the proposed disclosure, to the extent reasonably feasible. Each party also may disclose such information to employees, consultants, advisors, agents and actual or potential lenders whose knowledge is necessary to facilitate the consummation of the transactions contemplated by this Agreement. Each party's obligation to hold information in confidence will be satisfied if it exercises the same care with respect to such information as it would exercise to preserve the confidentiality of its own similar information. Stockholders authorize Buyer to use all the information which may be necessary for presentations and filings before the Securities and Exchange Commission, or applicable state securities commissions.


     SECTION 6.6. Contingencies. Attached hereto as Exhibit 4 is a list of
                  -------------
estimated contingent liabilities. Stockholders agree that such amounts are estimates only and that, if and when they become payable, Stockholders will pay all amounts due thereunder whether greater or less than the amounts listed in
Exhibit 4.


                                  ARTICLE VII
                                  TERMINATION
                                  -----------


     SECTION 7  Effects of Termination. If this Agreement is terminated and the
                ----------------------
transactions contemplated hereby are not consummated as provided in Sections
1.2.2. and 1.2.3., this Agreement shall have no further force and effect. This general provision does not apply with regard to the provisions of Section 6.5 hereof relating to the confidentiality obligations of the parties and to publicity, and Sections 2.17 and 3.4 hereof relating to expenses.


                                  ARTICLE VIII
                                 MISCELLANEOUS
                                 -------------


     SECTION 8.1  Survival of Representations, Warranties and Agreements. The
                  ------------------------------------------------------
representations and warranties of Stockholders in this Agreement and in the documents and instruments to be delivered by Stockholders pursuant to this Agreement will survive until 180 days after the expiration of the applicable statute of limitations (in including any extensions). The representations and warranties of Buyer in this Agreement and in the documents and instruments to be delivered by Buyer pursuant to this Agreement will survive until the sixth anniversary of the Closing Date. The periods of survival of the representations and warranties prescribed by this Section are referred to as the "Survival Period". The liabilities of the parties under their respective representations and warranties will expire as of the expiration of the applicable Survival Period; provided, however, that such expiration will not include, extend or apply to any representation or warranty, the breach of which has been asserted by Buyer in a written notice to Stockholders before such expiration or about which Stockholders have given Buyer written notice before such expiration indicating that facts or conditions which exist or that, with the passage of time or otherwise, can reasonably be expected to result in a breach.


     SECTION 8.2  Indemnification by Stockholders. Stockholders (on behalf of
                  -------------------------------
themselves and the Company) jointly and severally, agree to indemnify and/or defend and/or hold harmless Buyer from and against:

     (a) all losses, damages, liabilities, deficiencies or obligations of or to the Company, Buyer or any such other indemnified person resulting from or arising out of (i) any misrepresentation or breach of warranty or any nonperformance or breach of any covenant or agreement of Stockholders and/or Company contained in this Agreement or any additional agreements; (ii) the ownership of the Shares, the owner ship or operation of the Company Assets, or the control, management or operations of the Company Business, prior to the Closing, whether known or unknown, asserted or unasserted, now existing or arising at any time prior to, at or after the Closing, including, without limitation, fines or forfeitures imposed or threatened to be imposed by any authority for any operation of the Company Business at or prior to the Closing which was not in full compliance with applicable rules, or for any operation at or prior to the Closing of any facility used in conjunction with the operation of the Company Business which was not in full compliance with said rules and any future, additional assessment imposed on Buyer or Company after the Closing by the Copyright Tribunal, the liability for which occurred prior to the Closing, but excluding any of such liabilities that are reflected on the Balance Sheet to the extent reflected thereon; and

     (b) all claims, actions, suits, proceedings, demands, judgments, assessments, fines, interest, penalties, costs and expenses (including, agreed to settlement costs and reasonable legal, accounting, experts' and other fees, costs and expenses) incident or relating to or resulting from any of the foregoing.


     SECTION 8.3  Stockholders further indemnification. Each of the Stockholders
                  ------------------------------------
jointly and severally agrees to indemnify and hold harmless Buyer and its assigns from and against any and all claims, losses, damages and expenses (including, without limitation, settlement costs and reasonable legal or other expenses) incurred by the Company, Buyer or assignee resulting from or arising out of any misrepresentation or breach of any warranty relating to such Stockholder or the Shares sold by such Stock holder or the nonperformance or breach of any covenant, agreement or obligation of such Stockholder.


     SECTION 8.4  Indemnification by Buyer. Buyer agrees to indemnify, defend
                  ------------------------
and hold harmless each Stockholder, its successors and assigns, from and against all losses, damages and expenses (including, agreed to, settlement costs and reasonable legal or other expenses) incurred by such Stockholder or any other indemnified person in connection with any misrepresentation or breach of any warranty made by Buyer in this Agreement or the nonperformance or breach of any covenant, agreement or obligation of Buyer contained in this Agreement.


     SECTION 8.5  Third Party Claims. Promptly after the receipt by any party
                  ------------------
hereto of notice of any claim, action, suit or proceeding by any person who is not a party to this Agreement (collectively, an "Action") which is subject to indemnification hereunder, such party (the "Indemnified Party") shall give reasonable written notice to the party from whom indemnification is claimed (the "Indemnifying Party"). At the sole expense and liability of the Indemnifying Party and within a reasonable time after the giving of such notice by the Indemnified Party, the Indemnifying Party shall: (i) admit or decline in writing to the Indemnified Party, the Indemnifying Party's liability to the Indemnified Party for such Action, (ii) notify the Indemnified Party in writing of the Indemnifying Party's intention to assume the defense thereof, (iii) post an indemnity or similar bond (in form and substance satisfactory to the Indemnified Party), in both cases for the full amount (including interest and penalties) for which the Indemnified Party may be liable as a result of such Action or provide other evidence satisfactory to the Indemnified Party of the Indemnifying Party's ability to pay such amount in full, and (iv) retain legal counsel reasonably satisfactory to the Indemnified Party to conduct the defense of such Action. The Indemnified Party and the Indemnifying Party shall cooperate with the party assuming the defense, in defending, compromising or settling any such Action in any manner that such party reasonably may request. No Indemnified Party shall settle or compromise any such Action for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, unless the Indemnifying Party shall have failed, after reasonable notice thereof, to undertake control of such Action in the manner provided above in this Section. No Indemnifying Party shall settle or compromise any such Action in which any relief other than the payment of money damages is sought against any Indemnified Party unless the Indemnified Party consents in writing to such com promise or settlement.

     SECTION 8.6  Assignment: Successors and Assigns; Third Parties. Except as
                  -------------------------------------------------
provided herein, Stockholders may not convey, assign or otherwise transfer any of their rights or obligations under this Agreement without the express written consent of Buyer or the Stockholders as the case may be. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended to benefit, and shall not run to the benefit of or be enforceable by, any other person or entity other than the parties hereto and their permitted successors and assigns.


     SECTION 8.7  Notices.  All notices or other communications required or
                  -------
permitted to be given hereunder shall be in writing and shall be delivered by hand (acknowledgement of receipt requested) or through a notary public, or sent by facsimile, telegram or registered mail (carta documento) and shall be deemed given when so delivered by hand or through a notary, or if faxed, telegraphed or mailed when so delivered. Said notices and communications must be addressed as follows:


     If to the Stockholders, addressed to:


     Mr. Eduardo Eurnekian
     Honduras 5663
     1414 - Buenos Aires
     Argentina
     Telephone: (54 1) 778-6585
     Fax: 778-6764

with a copy to:


     Dr. Mariano Ibanez
     Honduras 5663
     1414 - Capital Federal
     Telephone: 778-6585
     Fax: 778-6765


If to Buyer, addressed to:


     Cablevision S.A.
     Bonpland 1773

     1414 - Capital Federal
     Attention: General Manager

     Telephone: 778-6683
     Fax: 778-6689

with copies to:

     Tele-Communications International, Inc.
     5619 DTC Parkway
     Englewood, Colorado 80111, U.S.A.
     Attention: Chief Executive Office

     Telephone: (1 303) 267 5216
     Telecopier: (1 303) 488 3200

     Tele-Communications International, Inc.
     5619 DTC Parkway
     Englewood, Colorado 80111, U.S.A.
     Attention: General Counsel
     Telephone: (1 303) 267 4827
     Telecopier: (1 303) 488 3207


     M. & M. BOMCHIL - Abogados
     Suipacha 268, 12th floor
     1355 - Buenos Aires, Argentina


     Attention: Dr. Marcelo E. Bombau
     Telephone: 328 8400
     Telecopier: 326 7217


     Mr. Eduardo Eurnekian
     Honduras 5663
     1414 - Buenos Aires
     Argentina
     Telephone: (54 1) 778-6769
     Fax: 778-6764


     Dr. Mariano Ibanez

     Honduras 5663
     1414 - Capital Federal
     Telephone: 778-6585
     Fax: 778-6765


or in any case to such other address or addresses as hereafter shall be furnished as provided in this Section 8.7 by any of the parties hereto to each of the other parties hereto.


     SECTION 8.8  Waiver: Remedies.  No delay on the part of Buyer, on the one
                  ----------------
hand, or the Stockholders, on the other, in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of Buyer or the Stockholders of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Upon any default by the Buyer, on the one hand, or any of the Stockholders, on the other hand, the Buyer or any such Stockholder, as the case may be, may proceed to protect his or its rights by suit in equity, action at law or other appropriate proceedings, whether for the specific performance of any covenant or agreement contained in this Agreement or to enforce any and all other legal or equitable rights.


     SECTION 8.9  Entire Agreement.  This Agreement, including the schedules and
                  ----------------
Exhibits attached hereto, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements or understandings of the parties relating thereto. There are no representations, warranties, agreements or undertakings of any party hereto with respect to the transactions contemplated by this Agreement other than those set forth in this Agreement or in the documents delivered at the Closing. All Exhibits annexed hereto, and all schedules referred to herein, are hereby incorporated in and made a part of this Agreement as if set forth in full herein.


     SECTION 8.10 Amendments; Waivers.  This Agreement may be modified or
                  -------------------
amended only by a written agreement signed by Buyer and Stockholders. Provisions hereof may be waived, and other actions permitted hereunder or contemplated hereby may be taken, in the case of Buyer, by an instrument signed by Buyer, and in the case of the Stockholders, by an instrument signed by Stockholders.

     SECTION 8.11 Further Assurances.  Each  Stockholder shall, at the request
                  ------------------
of Buyer, at any time and from time to time following the Closing hereunder, execute and deliver to Buyer all such further instruments and take all such further action as may be reasonably necessary or appropriate in order more effectively to confirm or carry out the provisions of this Agreement and to sell, assign, transfer and convey to Buyer, or to perfect or record Buyer's title to or interest in, the Shares sold by such Stockholder hereunder. Buyer shall at any time and from time to time following the Closing hereunder execute and deliver to the Stockholders, or any of them, all such further instruments and take all such further action as may reasonably be necessary or appropriate in order more effectively to confirm or carry out the provisions of this Agreement. The parties hereto shall use their best efforts to consummate the transactions contemplated by this Agreement.


     SECTION 8.12 Counterparts.  This Agreement may be executed in counterparts,
                  ------------
each of which shall be deemed an original but all of which together shall constitute a single instrument.


     SECTION 8.13 Governing Law: Choice of Forum.  Except with respect to the
                  ------------------------------
Promissory Notes, this Agreement shall be governed by and construed in accordance with the laws of the Republic of Argentina.


     SECTION 8.14 Submission to Arbitration.  The parties will use their best
                  -------------------------
efforts to resolve amicably any disputes arising under this Agreement, or those con tained in its Exhibits or schedules. Except as otherwise expressly provided herein, and except for those cases related to default in payment of moneys due and the en forcement of the pledge agreement indicated in Section 1.6.1., all disputes arising between the parties under this Agreement which cannot be resolved amicably shall be resolved by submission to arbitration pursuant to the Rules of the Inter-American Commission on International Commercial Arbitration then in force. The arbitration shall be held in Geneva, Switzerland. There shall be three arbitrators, one selected by the Stockholders, one selected by the Buyer and the third selected by mutual agreement of the parties, and failing their agreement, pursuant to the Rules of the Commission. None of the arbitrators shall be citizens of the U.S.A. or the Republic of Argentina. The arbitration shall be conducted in the English and Spanish languages. Except as provided below, the arbitrators shall decide the case on the basis of Argentine law, and shall give written reasons for their award. The party in whose favour an award is issued shall be entitled to recover its costs on the arbitration, and any costs incurred in the enforcement of the award, including rea sonable attorney's fees. The award of the arbitrators may be enforced in any jurisdiction where a party has assets or may be found, and the parties hereby irrevocably waive, to the fullest extent permitted by law, any defenses to recognition and enforcement of the award on the grounds of the invalidity of the submission to arbitration, and improper constitution of the arbitral panel (if constituted pursuant to this Section). Should an issue related to default in payment of moneys due or enforcement of the pledge agreement foreseen in Sections 1.6.1. arise, parties agree to submit to the jurisdiction of the courts of the city of Buenos Aires, or the city of New York as the Stockholders may decide, except as provided in the Promissory Notes.


     SECTION 8.15 Noncompetition.  Each Stockholder covenants and agrees that,
                  --------------
during the period in which he is a director or Stockholder of the Company or of Buyer, and for five years thereafter neither he nor any of Company's officers, directors or affiliates, directly or indirectly, shall manage, operate, join, control, participate, or become interested in, or be connected with (as an employee, consultant, partner, officer, director, stockholder or investor, other than through ownership of up to a 5% equity interest in a publicly-traded entity) any cable television company (except Cablevision S.A., Televisora Belgrano S.A., MCM System, RCC and Teleunica) or System nor in any Direct Broadcast Satellite or Direct to Home System which has Subscribers located within 40 (forty) kilometers miles from the periphery of any por tion of Buyer's or the Company's Business. This non-competition clause will terminate five (5) years as from the date the Stockholders cease in their capacities as Stockholders or directors of the Company and of Buyer.


     SECTION 8.16 Disclosure.  This Agreement does not contain any untrue
                  ----------
statement nor omit to state a material fact necessary to make the statements contained herein not misleading. There is no fact known to Stockholders which materially and adversely affects, or which in the future may so affect, the Shares, which has not been set forth in this Agreement.


     SECTION 8.17 Captions.  All section titles or captions contained in this
                  --------
Agreement, in any Exhibits annexed hereto or in any Schedule referred to herein, and the table of contents to this Agreement are for convenience only, and shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement. All references herein to numbered sections, except otherwise indicated, are to sections of this Agreement.

     SECTION 8.18. This Agreement is executed in English and Spanish versions, and in case of differences among them, the Spanish version shall prevail.


     SECTION 8.19. The Stockholders and Buyer will execute those documents which may be necessary for the best implementation of the agreements contained herein.


     SECTION 8.20. All the provisions, rights and obligations undertaken by the Buyer and Stockholders are subject to the suspensive condition of the corresponding COMFER Approval.


     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.


                                                                    EDUARDO
                      ________________
EURNEKIAN  CABLEVISION S.A.



                      ________________________________
              NATALIO WENDE              By: William L. Wedum
                                            Marcelo E. Bombau


OESTE CABLE COLOR S.A.                TELE-COMMUNICATIONS
                                              INTERNATIONAL, INC.



______________________________________________________
By: Eduardo Eurnekian                    By: William L. Wedum
As: President